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FOR IMMEDIATE RELEASE

Medtronic Board appoints Lidia Fonseca as a new director

DUBLIN – June 27, 2022 – Medtronic plc (NYSE:MDT) today announced that its Board of Directors appointed Lidia Fonseca, Executive Vice President, Chief Digital and Technology Officer at Pfizer, to the Board as an independent director, effective June 27, 2022. Ms. Fonseca will serve on the Compensation Committee and Science and Technology Committee of the Board.

“We are thrilled to welcome Lidia to Medtronic’s Board of Directors,” said Geoff Martha, Medtronic chairman and chief executive officer. “She has an impressive history of developing digital healthcare solutions that deliver powerful insights to improve patients’ lives. Her extensive knowledge and expertise will provide the Board with an important dimension and a tremendously valuable perspective as we drive toward our bold ambition to become the global leader in healthcare technology.”

Ms. Fonseca has more than 30 years of experience in healthcare innovation. In her current role, she is responsible for developing and implementing an enterprise-wide digital strategy, leading all digital, data and technology solutions across the company. She is also responsible for Pfizer Learning and Development and Business Process Excellence.

Ms. Fonseca also spearheads several innovative programs and initiatives, including those that digitize drug discovery and development; improve health outcomes and patient experiences through digital health, medicines, and diagnostics; advance operational processes through automation and robotics; and deliver powerful insights with advanced analytics and artificial intelligence (AI) for better decision-making.

Most recently, she led Pfizer’s digital team as the company made critical efforts to help accelerate the development of a COVID-19 vaccine in less than a year. She also led the efforts to create Pfizer’s Advanced Analytics Platform that combines data and tools from Pfizer and its external partners to model scientific and clinical decisions, patterns, and insights.

Prior to her current role, from 2014 to 2018, Ms. Fonseca was the Senior Vice President and CIO at Quest Diagnostics, the world’s leading provider of diagnostic information services, where she was responsible for technology, informatics, and digital solutions. Prior to that she served as the Senior Vice President and Chief Information Officer at Labcorp from 2008 to 2013.

Throughout her career, Ms. Fonseca has received several awards and accolades, including being named on the 2022 Forbes CIO Next List recognizing the top 50 tech leaders who are redefining the CIO role and driving game-changing innovation. She was recognized as one of the 50 Most Powerful Latinas in 2020 and 2021 by the Association of Latino Professionals for America, as well as a 2020 Healthcare Influencer and 2019 Healthcare Transformer by Medical, Marketing & Media. She has received the Forbes CIO Innovation Award in 2017 and currently serves on the U.S.-Japan Business Council.

About Medtronic
Bold thinking. Bolder actions. We are Medtronic. Medtronic plc, headquartered in Dublin, Ireland, is the leading global healthcare technology company that boldly attacks the most challenging health problems facing humanity by searching out and finding solutions. Our Mission — to alleviate pain, restore health, and extend life — unites a global team of 95,000+ passionate people across 150 countries. Our technologies and therapies treat 70 health conditions and include cardiac devices, surgical robotics, insulin pumps, surgical tools, patient monitoring systems, and more. Powered by our diverse knowledge, insatiable curiosity, and desire to help all those who need it, we deliver innovative technologies that transform the lives of two people every second, every hour, every day. Expect more from us as we empower insight-driven care, experiences that put people first, and better outcomes for our world. In everything we do, we are engineering the extraordinary. For more information on Medtronic (NYSE:MDT), visit www.Medtronic.com and follow @Medtronic on Twitter and LinkedIn.

Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic's periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

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